Exhibit 99.(d)(4)

AMENDMENT TO INVESTMENT ADVISER

FEE WAIVER AGREEMENT

This AMENDMENT TO INVESTMENT ADVISER FEE WAIVER AGREEMENT (the “Amendment”) is made as of March 21, 2016 between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CAVANAL HILL INVESTMENT MANAGEMENT, INC., an Oklahoma corporation (“Adviser”), to that certain Investment Adviser Fee Waiver Agreement, dated December 31, 2010, between the Trust and Adviser (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of 11 separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “1940 Act”), as amended, and serves as investment adviser for the Trust pursuant to that certain Investment Advisory Agreement dated May 12, 2001, between the Trust’s and the Adviser’s predecessors in interest (the “Investment Advisory Agreement”);

WHEREAS, Adviser and the Trust wish to enter into this Amendment to the Agreement in order to ensure that the Agreement reflects the proper names of the various Funds and Classes;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Adviser hereby agree as follows:

1.             Effective Date.

The effective date of this Amendment (the “Effective Date”) shall be the date upon which the Post-Effective Amendment to the Registration Statement for the Cavanal Hill Funds that was filed January 6, 2016 becomes effective with the Securities and Exchange Commission.

2.             Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

3.             Representations and Warranties.

(a)          The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b)          Adviser represents that it has full power and authority to enter into and perform this Amendment.

4.             Future Waivers.

This Amendment shall not limit or control any future decision by the Adviser to grant a voluntary waiver of any of the Funds.

5.             Interpretation.

Nothing herein contained shall be deemed to require the Adviser, the Trust or any Fund (or Class) to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust of the Funds.

6.             Miscellaneous.

(a)          This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

(b)          Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)          Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)          This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Investment Adviser Fee Waiver Agreement to be duly executed and to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s/ James L. Huntzinger

Name:	James L. Huntzinger

Title:	President

CAVANAL HILL INVESTMENT MANAGEMENT, INC.

By:	/s/ J. Brian Henderson

Name:	J. Brian Henderson

Title:	Senior Vice President

Schedule A

To the Investment Adviser Fee Waiver Agreement

Effective as of April 1, 2016

Fund	Share Class	Ticker	Investment Advisory Fee (Annual rate in one-hundredths of one percent of average daily net assets)	Waiver (Annual rate in one-hundredths of one percent of average daily net assets)
Cavanal Hill Tax-Free Money Market Fund	Administrative	APBXX	15	10
	Reserve	APEXX	15	10
	Select	AIFXX	15	10
	Premier	ACPXX	15	10
Cavanal Hill U.S. Treasury Money Market Fund	Administrative	APGXX	15	10
	Service	APJXX	15	10
	Institutional	APKXX	15	10
	Select*		15	10
	Premier*		15	10
Cavanal Hill Government Securities Money Market Fund	Administrative	APCXX	15	10
	Institutional	APHXX	15	10
	Select*		15	10
	Premier	APPXX	15	10
Cavanal Hill Intermediate Tax-Free Bond Fund	A	AATFX	55	35
	No Load Investor	APTFX	55	35
	Institutional	AITEX	55	35
Cavanal Hill Short Term Income Fund	A	AASTX	55	40
	No Load Investor	APSTX	55	40
	Institutional	AISTX	55	40
Cavanal Hill Intermediate Bond Fund	A	AAIBX	55	35
	No Load Investor	APFBX	55	35
	Institutional	AIFBX	55	35
Cavanal Hill Bond Fund	A	AABOX	55	35
	No Load Investor	APBDX	55	35
	Institutional	AIBNX	55	35
Cavanal Hill Active Core Fund	A	AABAX	74	39
	C	AACBX	74	39
	No Load Investor	APBAX	74	39
	Institutional	AIBLX	74	39
Cavanal Hill U.S. Large Cap Equity Fund	A	AAEQX	69	29
	C	AACEX	69	29
	No Load Investor	APEQX	69	29
	Institutional	AIEQX	69	29
Cavanal Hill Opportunistic Fund	A	AAOPX	85	No Waiver
	C	AACOX	85
	No Load Investor	APOPX	85
	Institutional	AIOPX	85

Cavanal Hill World Energy Fund	A	AAWEX	70	A minimum of 10 bps and to such extent expenses (excluding extraordinary expenses and acquired fund fees and expenses) do not exceed 115bps, plus class-specific fees
	C	ACWEX	70
	No Load Investor	APWEX	70
	Institutional	AIWEX	70

* As of the Effective Date, these Classes are not offered for sale and no shares are outstanding. Until such Class has shares outstanding, services will not be rendered and expense will not be incurred for such Class under this Agreement.